                                                                     EXHIBIT 2.1














                                     ASSET

                               PURCHASE AGREEMENT

                           Dated as of April 7, 1998


                                      ASSET
                               PURCHASE AGREEMENT

                                      INDEX
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                                                                                                                 Page
                                                                                                                 ----

ARTICLE I PURCHASE AND SALE OF ASSETS; ASSUMED....................................................................1
         1.1    Sale and Purchase of Assets.......................................................................1
         1.2    Excluded Assets...................................................................................3
         1.3    Assumed Obligations...............................................................................3
         1.4    Payment for Assets................................................................................4
         1.5    Prorations........................................................................................4
         1.6    Closing...........................................................................................4
         1.7    Deliveries at Closing.............................................................................4

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES..................................................5
         2.1    Organization and Corporate Power..................................................................5
         2.2    Authorization.....................................................................................5
         2.3    Medicare Numbers, Ownership of Shares.............................................................5
         2.4    Title, Condition to Personal Property.............................................................5
         2.5    Government Approvals..............................................................................6
         2.6    Financial Information; Indebtedness...............................................................6
         2.7    Events Subsequent to the Date of the Financial Statements.........................................6
         2.8    Litigation........................................................................................7
         2.9    Compliance with Laws..............................................................................7
         2.10   Taxes.............................................................................................7
         2.11   Real Property.....................................................................................8
         2.12   Assets Comprising the Business....................................................................8
         2.13   Patents, Trademarks, etc..........................................................................8
         2.14   Employee Matters..................................................................................8
         2.15   Licenses and Permits..............................................................................9
         2.16   Changes in Third-Party Payors.....................................................................9
         2.17   Contracts and Commitments.........................................................................9
         2.18   [Intentionally Omitted]..........................................................................10
         2.19   Medicare and Medicaid Program; Other Health Care Laws............................................10
         2.20   Insurance Coverage...............................................................................11
         2.21   ERISA............................................................................................11
         2.22   No Brokers or Finders............................................................................12
         2.23   Transactions with Affiliates.....................................................................12
         2.24   Assumptions, Guarantees, etc. of Indebtedness of Other Persons...................................12
         2.25   No Conflicts or Defaults.........................................................................12
         2.26   Environmental Compliance.........................................................................12
         2.27   Licensure; Medical Staff.........................................................................13
         2.28   Health Care Facilities...........................................................................13
         2.29   Solvency.........................................................................................13
         2.30   Disclosures......................................................................................13

ARTICLE III REPRESENTATIONS OF PURCHASER.........................................................................14
         3.1    Organization and Corporate Power.................................................................14
         3.2    Authorization....................................................................................14
         3.3    No Brokers or Finders............................................................................14
         3.4    Government Approvals.............................................................................14

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
ARTICLE IV AFFIRMATIVE COVENANTS OF THE SELLING PARTIES PRIOR TO THE CLOSING.....................................14
         4.1    Accounts and Reports.............................................................................14
         4.2    Compliance with Laws, Etc........................................................................14
         4.3    Payment of Taxes.................................................................................14
         4.4    Inspection.......................................................................................15
         4.5    Regular Course of Business.......................................................................15
         4.6    Advice of Changes; Government Filings............................................................15
         4.7    Exclusivity......................................................................................15

ARTICLE V OBLIGATIONS OF PARTIES AFTER CLOSING...................................................................16
         5.1    Survival of Representations and Warranties.......................................................16
         5.2    Indemnification..................................................................................16
         5.3    Restrictions.....................................................................................17
         5.4    Delivery of Records..............................................................................18
         5.5    Employees........................................................................................18
         5.6    Licensure Power of Attorney......................................................................19
         5.7    Provider Agreements..............................................................................19
         5.8    Cooperation - Further Assistance.................................................................19
         5.9    Insurance Matters................................................................................20
         5.10   Management Service Agreements....................................................................20
         5.11   Financial Statements.............................................................................20

ARTICLE VI CONDITIONS TO THE OBLIGATIONS OF PURCHASER............................................................20
         6.1    Representations and Warranties...................................................................20
         6.2    Certified Documents, Etc.........................................................................20
         6.3    No Material Adverse Change.......................................................................20
         6.4    Consents and Waivers.............................................................................20
         6.5    Litigation.......................................................................................21
         6.6    [Intentionally Omitted]..........................................................................21
         6.7    Physician Agreements.............................................................................21
         6.8    Consents under Provider Agreements...............................................................21
         6.9    Consents from Landlords..........................................................................21
         6.10   Release of Liens.................................................................................21

ARTICLE VII CONDITIONS OF THE OBLIGATIONS OF THE SELLING PARTIES.................................................21
         7.1    Representations and Warranties...................................................................21
         7.2    Litigation.......................................................................................21
         7.3    Certified Documents, Etc.........................................................................21
         7.4    Consents and Waivers.............................................................................21

ARTICLE VIII TERMINATION.........................................................................................22
         8.1    Termination......................................................................................22
         8.2    Effect of Termination............................................................................22

ARTICLE IX CERTAIN DEFINITIONS...................................................................................22

ARTICLE X MISCELLANEOUS..........................................................................................24
         10.1   Parties in Interest..............................................................................24
         10.2   Amendments and Waivers...........................................................................25
         10.3   Notices..........................................................................................25
         10.4   Expenses.........................................................................................25


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
         10.5   Indemnification for Broker Fees..................................................................25
         10.6   Counterparts.....................................................................................26
         10.7   Effect of Headings...............................................................................26
         10.8   Further Assurances...............................................................................26
         10.9   Governing Law....................................................................................26
         10.10  Attorneys' Fees..................................................................................26
         10.11  Publicity........................................................................................26
         10.12  Entire Agreement.................................................................................26
         10.13  Severability.....................................................................................26
         10.14  Binding Effect and Assignment....................................................................26
         10.15  Specific Performance.............................................................................26

                                LIST OF EXHIBITS

EXHIBIT A             -    Bill of Sale
EXHIBIT B             -    Assignment and Assumption Agreement
EXHIBIT C             -    Opinion of Counsel to the Selling Parties
EXHIBIT D             -    Opinion of Counsel to Purchaser
EXHIBIT E             -    Consent of Humana



                                LIST OF SCHEDULES

Schedule A            -    Outpatient Centers
Schedule B            -    List of Physicians
Schedule 1.1(a)(i)    -    Inventories and Medical Supplies
Schedule 1.1(a)(ii)   -    Property, Plant and Equipment
Schedule 1.1(a)(v)    -    Deposits
Schedule 1.2          -    Excluded Assets
Schedule 1.6          -    Prorations
Schedule 2.3          -    Medicare Numbers
Schedule 2.4          -    Inventory Locations
Schedule 2.6(b)       -    Liabilities; Surplus Service Fund
Schedule 2.7          -    Events Subsequent to the Date of the Financial
                           Statements
Schedule 2.8          -    Litigation
Schedule 2.11         -    Real Property
Schedule 2.12         -    Personal Property
Schedule 2.13         -    Patents, Trademarks, etc.
Schedule 2.14         -    Employees
Schedule 2.15         -    Licenses and Permits
Schedule 2.17         -    Contracts and Commitments
Schedule 2.19         -    Medicare and Medicaid Programs
Schedule 2.20         -    Insurance Coverage
Schedule 2.21(b)      -    List of Plans
Schedule 2.21(c)      -    Employees Subject to COBRA
Schedule 2.27         -    List of Physicians and Licenses
Schedule 2.28         -    Health Care Facilities
Schedule 5.5(a)       -    Employees on Leave

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT, dated as of April 7, 1998 ("Agreement"), is entered into by and among (i) SPI MANAGED CARE, INC., SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC., SPI MANAGED CARE OF BROWARD, INC., BROWARD MANAGED CARE INC. (individually, a Company and collectively, the "Companies"), (ii) FIRST MEDICAL CORPORATION, a Delaware corporation ("FMC"), and FIRST MEDICAL GROUP, INC., a Delaware corporation ("FMG" and collectively with the Companies, individually a "Selling Party" and collectively the "Selling Parties"), and
(iii) CNU ACQUISITION CORPORATION, a Florida corporation ("Purchaser").

                                R E C I T A L S:
                                ----------------

         A. Purchaser desires, upon the terms and subject to the conditions set forth herein, to (i) purchase the Assets of the Companies relating to the Business, each of which is a provider of health care services at outpatient centers listed on SCHEDULE A attached hereto (collectively, the "Centers"), and
(ii) assume certain liabilities of the Companies as more specifically described in Article I of this Agreement.

         B. FMG owns directly FMC, and FMC owns directly all of the issued and outstanding shares of stock of the Companies, and such parties are entering into this Agreement as an inducement to Purchaser and are receiving good and valuable consideration for their agreement to be bound by the terms of this Agreement including, but not limited to, the indemnification obligations hereunder.

         C. The Companies desire to sell such assets, upon the terms and subject to the conditions set forth herein.

         D. The Companies employ or contract with the physicians set forth on SCHEDULE B attached hereto (collectively, the "Physicians").

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound agree as follows:

                                   ARTICLE I

                      PURCHASE AND SALE OF ASSETS; ASSUMED
                      OBLIGATIONS; PURCHASE PRICE; CLOSING
                      ------------------------------------

                  1.1    Sale and Purchase of Assets.

                  (a) On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 1.7 hereof, the Companies shall sell, convey, assign, transfer and deliver to Purchaser, free and clear of all Liens, and Purchaser shall purchase, acquire and accept delivery of, all assets and properties owned or Used by the Companies in connection with the Business (except for those assets identified in Section 1.2 hereof as Excluded Assets), including without limiting the generality the foregoing:

                           (i) all inventories of medical and business supplies relating to the Business wherever located, whether in transit or on order and not yet delivered, including the inventory listed on SCHEDULE 1.1(a)(i);

                           (ii) all equipment, devices, machinery, furniture, fixtures, leasehold improvements and other tangible property Used in connection with the Business, including those listed on SCHEDULE 1.1(a)(ii);

                           (iii) all right, title and interest in and to the Contracts listed on SCHEDULES 2.11 and 2.17, but only to the extent such Contracts are included in the definition of Assumed Contracts;

                           (iv) all proprietary knowledge, trade secrets, technical information, quality control data, processes (whether secret or not), methods, and other similar know-how or rights Used in the conduct of the Business, including, but not limited to, the areas of retailing, marketing, advertising and personnel training and recruitment, together with all other Intangible Rights (as defined in Section 2.13 hereof) Used in connection with the Business;

                           (v) all utility, security and other deposits and prepaid expenses attributable to the Business, including those listed on SCHEDULE 1.1(a)(v);

                           (vi) the Business as a going concern and its franchises, permits, licenses, telephone and facsimile numbers, customer lists, vendor lists, inventory lists, advertising materials and data, restrictive covenants, together with all books, computer software, files, papers, records and other data of the Selling Parties relating to the assets, properties, business and operations of the Business;

                           (vii) to the extent allowable by applicable Legal Requirements, patient lists, patient records and other information covering past and present patients;

                           (viii) all rights of the Companies in and to all tradenames and trademarks Used in the Business, all variants thereof and all goodwill associated therewith, including, but not limited to the right to the names "SPI Managed Care" and "Broward Managed Care";

                           (ix) all real property Used in the Business;

                           (x) rights to reserve returns from health plans or third-party payors for services provided by the Companies prior to or after the Closing; and

                           (xi) all other property and rights of every kind or nature Used by the Companies in the operation of the Business.

         It is specifically understood and agreed by the parties hereto that the Purchaser is acquiring, and Companies are selling, all of the tangible and intangible assets Used by the Companies in the Business, other than the Excluded Assets. The aforesaid assets and properties to be transferred to the Purchaser hereunder are hereinafter collectively referred to as the "Assets."

                  (b) ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated, apportioned and adjusted among the Assets, as shall be determined by Purchaser, with the approval of FMG, which approval shall not be unreasonably withheld, in the manner specified in accordance with Section 1060 of the Code. Each of the parties hereto agrees to prepare and file all tax returns (including For 8594) in a manner consistent with such allocation and to report this transaction for Federal and state income tax purposes in accordance with such allocation of the Purchase Price and shall use their reasonable efforts to sustain such allocation in any subsequent tax audit or dispute.

                  (c) METHOD OF CONVEYANCE. The sale, transfer, conveyance, assignment and delivery by the Companies of the Assets to the Purchaser in accordance with Section 1.1(a) hereof shall be effected on the Closing Date by the Companies' execution and delivery to the Purchaser of the Bill of Sale in the form attached hereto as EXHIBIT A (the "Bill of Sale"). At the Closing, good, valid and marketable title to all of the Assets shall be transferred, conveyed, assigned and delivered by the Companies to the Purchaser pursuant to the Bill of Sale, free and clear of any and all Liens.

                  1.2 EXCLUDED ASSETS. The Assets shall not include (collectively the "Excluded Assets"): (i) licenses, permits, and Medicare and Medicaid provider numbers which may not be transferred in accordance with applicable Legal Requirements; (ii) the Plans (as defined in Section 2.21);
(iii) the capital stock of the Companies; (iv) insurance policies of the Companies; (v) the minute books, stock record books and stock ledgers or any other books, records or other data relating solely to the Excluded Assets, (vi) cash on hand at the Companies, (vii) tax refunds with respect to Taxes related to the Business prior to the Closing, (viii) the Surplus Service Fund, and (ix) any rights or claims related to the Litigation Matters. The Excluded Assets shall remain the property of the Companies and the retention by the Companies of the Excluded Assets is not related to the determination of the Purchase Price.

                  1.3 ASSUMED OBLIGATIONS. At the Closing, the Purchaser shall assume, and shall agree to satisfy and discharge as the same shall become due, the liabilities and other obligations arising subsequent to the Closing (i) under the Assumed Contracts to the extent that the rights of the Companies thereunder are effectively transferred to Purchaser at Closing, or (ii) otherwise related to the operation by the Purchaser of the Business at the Centers, unless otherwise specifically provided hereunder (collectively referred to as the "Assumed Obligations"), which assumption shall be evidenced by delivery of an Assignment and Assumption Agreement, in the form attached hereto as EXHIBIT B. Except for the Assumed Obligations, the Purchaser shall not assume or be responsible at any time for any liability, obligation, debt or commitment of the Selling Parties, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, including but not limited to any liabilities, obligations, debts or commitments of the Selling Parties incident to, arising out of or incurred with respect to, this Agreement and the transactions contemplated hereby (including any and all sales, vehicle transfer, income or other taxes arising out of the transactions contemplated hereby). The Selling Parties expressly acknowledge and agree that the Companies shall retain, and that Purchaser shall not assume or otherwise be obligated to pay, perform, defend or discharge, except for the Assumed Obligations, any liabilities or obligations which arise or are asserted by reasons of events, acts (or failures to act) or transactions occurring, or the operation of the Business, prior to the Closing Date (collectively the "Excluded Liabilities"), including, (i) any liability of the Selling Parties for Taxes, whether measured by income or otherwise, (ii) any liability of the Selling Parties in connection with any Plans (as defined in Section 2.21 hereof), including, without limitation, any liability of the Selling Parties under ERISA (as defined in Section 2.21 hereof), or for medical claims or other insurance related matters of employees of the Companies, (iii) any liability of the Selling Parties under any federal, state or local law, rule, regulation, ordinance, program, permit, or other Legal Requirement relating to health, safety, hazardous substances and environmental matters applicable to the Business and/or the facilities Used in connection with the Business by the Companies (whether or not owned by Companies), (iv) any liability pertaining to Medicare, Medicaid, or comparable federal or state payor or regulatory agencies, (v) any liability with respect to the Business to the extent arising from any accident, occurrence, misconduct, or breach of fiduciary duty, (vi) any liability or obligation arising out of any Excluded Assets, (vii) any liability or obligation incurred in connection with (a) the negotiation, execution or performance of this Agreement and the other agreements contemplated hereby, including any and all legal, accounting, lenders' and other professional fees and expenses, or (b) any other effort(s) to sell or dispose of the Assets,
(viii) any liability for the matters disclosed (or required to be disclosed) on
SCHEDULE 2.8 (the "Litigation Matters"), or (ix) any liability under the Humana Contracts or the leases with Humana. The Selling Parties further agree to satisfy and discharge as the same shall become due all obligations and liabilities of the Selling Parties not specifically assumed by the Purchaser hereunder. Purchaser's assumption of the Assumed Obligations shall in no way expand the rights or remedies of third parties against Purchaser as compared to the rights and remedies which such parties would have had against Selling Parties had this Agreement not been consummated.

                  1.4 PAYMENT FOR ASSETS. Subject to modification as provided in Section 1.5 and elsewhere in this Agreement, as payment for the Assets being acquired by the Purchaser hereunder, Purchaser shall deliver, on the Closing Date, an aggregate amount of $6.75 million payable by delivery to Shapo, Freedman & Bloom, P.A. on behalf of the Companies, by official bank check or wire transfer (to an account specified by the Companies in writing prior to Closing) in next day funds (the "Purchase Price"). The parties acknowledge that, in order to give effect to using an effective date for the Closing as of the close of business on March 31, 1998, the capitation payment for the month of April (scheduled to be made after April 1, 1998) will be paid to Purchaser, subject to no offset, claim or deduction.

                  1.5 PRORATIONS. All personal property taxes on the Assets, all payments in lieu of taxes on the Assets and other taxes applicable thereto, if any, and rental payments under leases included in the Assets shall be pro rated between the Companies and Purchaser as of the Closing Date based on 1997 taxes. Attached as SCHEDULE 1.5 is a tentative schedule of prorations, which
SCHEDULE 1.5 will be updated as of the Closing Date. All prorations shall be made and the Purchase Price shall be adjusted insofar as feasible on the Closing Date. In the event the Purchaser or the Selling Parties shall receive bills after the Closing Date for expenses incurred prior to the Closing Date that were not prorated in accordance with this Section 1.5, then the Purchaser or the Selling Parties, as the case may be, shall promptly notify the other party as to the amount of the expense subject to proration and the responsible party shall pay its portion of such expense (or, in the event such expense has been paid on behalf of the responsible party, reimburse the other party for its portion of such expense).

                  1.6 CLOSING. The closing (the "Closing") of the transactions contemplated by the Agreement shall be held at the offices of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., 1221 Brickell Avenue, Miami, Florida (or at the request of the Purchaser, at the offices of legal counsel to the lender providing the financing in connection with the transactions contemplated hereby), on the date on which is two business days after all of the conditions to each party's obligations hereunder have been satisfied or waived or such other date as the parties may agree in writing, but in any event not later than April 30, 1998. The parties agree that the Closing shall be effective as of close of business on March 31, 1998.

                  1.7 DELIVERIES AT CLOSING. At the Closing, the parties shall deliver the following:

                           (i) legal counsel for the Selling Parties shall deliver a legal opinion to Purchaser in substantially the form attached as EXHIBIT C;

                           (ii) legal counsel for the Purchaser shall deliver a legal opinion to Selling Parties in substantially the form attached as EXHIBIT D;

                           (iii) the Companies shall deliver the Bill of Sale and the Purchaser shall deliver the Assignment and Assumption Agreement;

                           (iv) Purchaser shall deliver to the Companies the Purchase Price;

                           (v) the Companies shall deliver to Purchaser a certificate signed by the President of the Companies, dated the date of the Closing, stating that the conditions in Sections 6.1 and 6.3 have been satisfied as of the Closing;

                           (vi) the Purchaser shall deliver to the Companies a certificate signed by the President or a Vice President of the Purchaser, dated as of the Closing, stating that the conditions in
         Section 7.1 have been satisfied as of the Closing; and

                           (vii) the parties shall deliver the other items contemplated under Articles VI and VII hereof.

                                   ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES
              -----------------------------------------------------

         In order to induce the Purchaser to consummate the transactions under this Agreement, each of the Selling Parties, jointly and severally, makes the following representations and warranties, which are true, correct and complete in all respects on the date hereof and shall be true, correct and complete in all respects as of the Closing:

                  2.1 ORGANIZATION AND CORPORATE POWER. Each Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and (ii) has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted. No Company is required to be licensed or qualified to do business as a foreign corporation in any jurisdiction other than the State of Florida. No Company files franchise, income or other Tax returns in any jurisdiction based upon the ownership or use of its property therein or its derivation of income therefrom other than the State of Florida. No proceeding looking toward or relating to the dissolution or merger of any Company or the amendment of any of its articles of incorporation is pending or has been commenced or is contemplated. No Company is in violation in any respect of its articles of incorporation or bylaws. A true and correct copy of the articles of incorporation and bylaws of each Company, as amended to date, has been furnished to the Purchaser.

                  2.2 AUTHORIZATION. Each Selling Party has all necessary corporate power and authority, and has taken all necessary corporate action, including shareholder consent, required for the due authorization, execution, delivery and performance by such Selling Party of this Agreement and the Related Agreements to which such Selling Party is a party, and the consummation of the transactions contemplated herein or therein. This Agreement is, and upon execution and delivery, the Related Agreements to which such Selling Party is a party will be, valid and binding obligations of such Selling Party, enforceable in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws which affect creditors' rights generally.

                  2.3 MEDICARE NUMBERS, OWNERSHIP OF SHARES. SCHEDULE 2.3 sets forth, with respect to each Company, the employer identification number, and the Medicare or Medicaid numbers used by such Company in connection with the Business. FMG or FMC owns directly or indirectly, of record and beneficially, free and clear of all Liens, all of the issued and outstanding capital stock of the Companies. There are no outstanding options, subscriptions, convertible securities, rights, warrants, calls or agreements relating to any shares of capital stock of the Companies.

                  2.4 TITLE, CONDITION TO PERSONAL PROPERTY. The Companies own all of the Assets being conveyed to Purchaser under this Agreement. The Companies own, or have good and valid leasehold interests or licenses in, all of the personal property comprising the Assets and has good and valid title to all such personal property (tangible and intangible) (or in the case of personal property which is leased or licensed to it, each Company has the right to use such personal property superior in right to all others), subject to no Liens, other than Liens to be satisfied prior to Closing. All of such personal property comprising equipment, improvements, furniture and other tangible personal property, whether owned or leased, is in good operating condition and repair except for normal wear and tear, and is functioning, in all respects, in the manner and for the purpose for which it was intended, and is suitable to enable Purchaser to operate the Business in a normal and efficient manner. No Selling Party has granted any option or other right to acquire any of the Assets or the Business other than pursuant to this Agreement or with respect to inventory in the ordinary course of business, which option or right is in effect on the date hereof. Such inventory is carried on the books of the Companies in accordance with GAAP consistently applied at the lower of cost or market, and the value of obsolete materials, materials below standard quality and slow-moving materials have been written down in accordance with GAAP. All inventory is located at the locations set forth on SCHEDULE 2.4. There are no pending or, to the Knowledge of the Selling Parties, threatened condemnation proceedings relating to any of leased properties used in connection with the Business.

                  2.5 GOVERNMENT APPROVALS. No consent, approval, license or authorization of, or designation, declaration or filing with, any Governmental Authority is or will be required on the part of the Selling Parties in connection with the execution, delivery and performance by the Selling Parties of this Agreement or any of the Related Agreements, including, but not limited to, compliance under any bulk sales statutes.

                  2.6    FINANCIAL INFORMATION; INDEBTEDNESS.

                  (a) The Companies have delivered to Purchaser, and Purchaser acknowledges receipt of, true and complete copies of audited financial statements for the years ended December 31, 1995, 1996 and 1997 and the unaudited financial statements for the two-month period ended February 28, 1998 (the "Interim Financial Statements") for the Companies. All of such Financial Statements, together with the notes thereto, (i) are in accordance with the books and records of the Centers, which books and records are complete and accurate, (ii) present fairly and accurately the financial condition of the Centers as of the dates of the balance sheets, (iii) present fairly and accurately, in accordance with GAAP, the results of operations of the Centers for the periods covered by such statements, (iv) have been prepared on a basis consistent with the preparations of prior years' financial statements, (v) include all adjustments which are necessary for a fair presentation of the financial condition of the Centers and of the results of operations of the Centers for the periods covered by such statements, and (vi) make full and adequate provisions for all liabilities or obligations of the Centers, whether accrued, absolute, contingent or otherwise.

                  (b) Other than as set forth in the Financial Statements, or as set forth on SCHEDULE 2.6(b) hereof, no Company has any liabilities or obligations with respect to the Business, contingent or otherwise, which are not adequately reflected in or reserved against in the Financial Statements, including, but not limited to, vacation and sick pay which is payable to employees, except for liabilities incurred since the date of the Interim Financial Statements, or incurred in the ordinary course of business, consistent with past practices and not materially adverse to the Business. The cumulative net balances of the Surplus Service Fund under the Humana Contracts is a positive balance. Any recourse, offset, reduction or defense against (i) the Surplus Service Fund or the reserve, as of April 1, 1998, or (ii) any capitation payment to be made after April 1, 1998, in each case shall be the obligation of the Selling Parties, and not of the Purchaser. Other than as set forth on
SCHEDULE 2.6(b), since December 31, 1997 through the Closing Date, there has been no Material Adverse Change.

                  (c) There shall be no Indebtedness assumed by the Purchaser, except under the Assumed Obligations.

                  2.7 EVENTS SUBSEQUENT TO THE DATE OF THE FINANCIAL
STATEMENTS. Except as disclosed in SCHEDULE 2.7, the Financial Statements, or as contemplated by this Agreement, since December 31, 1997, no Company has, with respect to the Business, (i) made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Companies or its business operations before or after the Closing Date; (ii) entered into, amended or terminated any Contract; (iii) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any properties or Assets except (a) in the ordinary course of business, or (b) pursuant to any agreement specified in SCHEDULE 2.17; (iv) settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator, other than malpractice claims in the ordinary course of business not exceeding $500,000 in the aggregate; (v) incurred or approved, or entered into any agreement or commitment to make, any expenditures in excess of $10,000 (other than those required pursuant to any agreement set forth in SCHEDULE 2.17; (vi) maintained its books of account other than in the usual, regular and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or made any change in any of its accounting methods or practices; (vii) engaged in any one or more activities or transactions outside the ordinary course of business; (viii) except in the ordinary course of business, made any increase in (a) the rate of compensation payable or to become payable to its directors, officers, Physicians, agents or employees, or (b) the payment of any bonus, payment or arrangement made to, for or with any of its directors, officers, Physicians, agents or employees, except as required in an agreement set forth in SCHEDULE
2.17 or by any benefit plans set forth in SCHEDULE 2.14; (ix) sold, assigned, transferred or granted any license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset, except pursuant to license or other agreements set forth on SCHEDULE 2.13; (x) suffered any loss of property or waived any right of substantial value whether or not in the ordinary course of business; (xi) made any material change in the Business; or (xii) committed to do any of the foregoing.

                  2.8 LITIGATION. Except as disclosed on SCHEDULE 2.8, there are no claims, actions, suits, investigations or proceedings against the Companies (or FMG or FMC with respect to the Business) in any court or before any Governmental Authority, or before any arbitrator (whether covered by insurance or not) pending or, to the Knowledge of the Selling Parties, threatened, against the Companies (or FMG or FMC with respect to the Business); nor, to the Knowledge of the Selling Parties, has there occurred any event or does there exist any condition on the basis of which any such litigation, proceeding or investigation might properly be instituted.

                  2.9 COMPLIANCE WITH LAWS. Each Selling Party is and has been in compliance in all material respects with any and all Legal Requirements applicable to the Business. No Selling Party has received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements applicable to the Business, including without limitation, those relating to the delivery of, referrals for, and billing and payment for health care items and services, investment interest in and financial relationships with health care providers, and those relating to the Medicare and Medicaid programs. There are no orders, judgments, writs, injunctions, decrees or demands of any court or administrative body, domestic or foreign, or of any other governmental agency or instrumentality, domestic or foreign, outstanding against the Companies, the Assets, FMC or FMG with respect to the Business.

                  2.10 TAXES. With respect to the Business, each Company has filed all tax returns (including statements of estimated taxes owed) and reports required to be filed within the applicable periods for such filings and has timely paid all Taxes (including any foreign, federal, state or local Taxes) required to be paid, and has established adequate reserves (net of estimated tax payments already made) for the payment of all Taxes payable in respect to the period subsequent to the last periods covered by such returns. No deficiencies for any Tax have been proposed or assessed against the Companies (or FMG with respect to the Companies) and no tax returns of the Companies have ever been audited, and, to the Knowledge of the Selling Parties, there is no such audit pending or contemplated. There is no tax lien, whether imposed by any federal, state, local or foreign taxing authority, outstanding against the Assets or the Business. The total amounts set up as liabilities for Taxes in the Financial Statements are sufficient to cover the payment of all Taxes, including any penalties or interest thereon and whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due with respect to the conduct of the Business for the taxable periods covered thereby.

                  2.11  Real Property.

                  (a) The Companies own no real property. SCHEDULE 2.11 sets forth the addresses of all real property that any Company leases or subleases, and any Lien on any such leasehold interest, specifying in the case of each such lease or sublease, the name of the lessor or sublessor, as the case may be, and the lease term.

                  (b) There is no material violation of any law, regulation or ordinance (including without limitation laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to any real property leased or subleased by the Companies.

                  (c) All the leases listed on SCHEDULE 2.11 are valid and enforceable and are in full force and effect, and there are no defaults by the Companies under any of such leases or, to the Knowledge of the Selling Parties, by any other party thereto, which might curtail in any material respect the present use by the Companies or the Purchaser of the property listed on SCHEDULE
2.11. The performance by the Selling Parties of this Agreement and the Related Agreements will not result in the termination of, or in any increase of any amounts payable under, any lease listed on SCHEDULE 2.11.

                  2.12 ASSETS COMPRISING THE BUSINESS. The Assets represent all of the real and personal property, licenses, intellectual property, permits and authorizations, contracts, leases and other agreements that are necessary to the operation of the Business as now operated. Neither FMG nor FMC (as opposed to the Companies) owns any personal property, licenses, intellectual property, permits or authorizations, and has not entered into any contracts, leases or other agreements that are necessary to the operation of the Business as now operated, except as otherwise expressly being conveyed under this Agreement.

                  2.13 PATENTS, TRADEMARKS, ETC. Set forth on SCHEDULE 2.13 is a list and brief description of all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights, computer software, and all applications for such that are in the process of being prepared, owned by or registered in the name of the Companies (or FMG or FMC with respect to the Business), or of which any Company (or FMG or FMC with respect to the Business) is a licensor or licensee or in which any Company (or FMG or FMC with respect to the Business) has any right which relate to the Business, and in each case a brief description of the nature of such right. Each Company owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets and know how (collectively, "Intellectual Property") necessary or desirable to the conduct of the Business as conducted and as proposed to be conducted. No claim is pending or, to the Knowledge of the Selling Parties, threatened to the effect that the operations of the Companies infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and there is no known basis for any such claim (whether or not pending or threatened). No claim is pending or, to the Knowledge of the Selling Parties, threatened to the effect that any such Intellectual Property owned or licensed by any Company, or which any Company otherwise has the right to use, is invalid or unenforceable by any Company, and there is no known basis for any such claim (whether, or not pending or threatened).

                  2.14 EMPLOYEE MATTERS. No employees of the Business (the "Employees") are represented by any labor union or similar organization and there are no pending or, to the Knowledge of the Selling Parties, threatened activities the purpose of which is to achieve such representation of all or some of such Employees. The Business is operating and has been operated in compliance in all material respects with all Legal Requirements covering employment and employment practices, terms and conditions of employment and wages and hours, including the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act of 1988 (the "Warn Act"), any such Legal Requirements respecting employment discrimination, equal opportunity, affirmative action, employee privacy, wrongful or unlawful termination, workers' compensation, occupational safety and health requirements, labor/management relations and unemployment insurance, or related matters and, to the Knowledge of the Selling Parties, there are no threatened or pending claims relating thereto. There is no labor strike, dispute, slowdown or stoppage pending or threatened against or affecting the Business, and Companies have not experienced any work stoppage or other labor difficulty affecting the Business in the last year. In the event of termination of the employment of any Employee, Purchaser will not, pursuant to any agreement with any Selling Party or by reason of any representation made or plan adopted by any Selling Party prior to the Closing, be liable to any employee for so-called "severance pay", parachute payments or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits. None of the officers or other key employees of the Companies or the Physicians that provide healthcare services on behalf of the Companies has notified any Selling Party of his or her intention to terminate his or her employment. To the Knowledge of the Selling Parties, no Physician, director, officer or Employee of or consultant to the Companies is in violation of any terms of any employment contract, non-competition agreement, non-disclosure agreement, or other contract or agreement containing restrictive covenants relating to the right of any such Physician, director, officer, Employee or consultant to be employed or engaged by the Companies because of the nature of the business conducted or proposed to be conducted by the Companies, or relating to the use of trade secrets or proprietary information of others. Attached hereto as SCHEDULE 2.14 is the most recent payroll of the Companies, indicating the names and compensation of the Employees. All information is correct as of such date.

                  2.15 LICENSES AND PERMITS. Each Company (and FMG and FMC as it relates to the Business) has all the permits, licenses, orders, certifications, franchises and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies necessary for the Companies to conduct the Business as presently conducted (collectively, the "Licenses and Permits"). All such Licenses and Permits are listed on SCHEDULE
2.15 and are in full force and effect and, to the Knowledge of the Selling Parties, no suspension or cancellation of any of them is threatened, and, except as set forth on SCHEDULE 2.15, none of such Licenses and Permits will be affected by the consummation of the transactions contemplated in this Agreement and the Related Agreements. No Company (or FMG or FMC with respect to the Business) is in default under any of such Licenses and Permits.

                  2.16 CHANGES IN THIRD-PARTY PAYORS. No Selling Party has received notice that any health plan, insurance company, employer or other third-party payor (including, but not limited to Humana), which is currently doing business with the Companies, intends to terminate, limit or restrict its relationship with the Companies (or FMG or FMC, as it relates to the Business).

                  2.17 CONTRACTS AND COMMITMENTS. Except as set forth on
SCHEDULE 2.11 or SCHEDULE 2.17 attached hereto, no Company (nor FMG or FMC, with respect to the Business) is a party to any oral or written (i) contract relating to the provision of or reimbursement for services performed at the Centers (including without limitation each contract and agreement with an insurance company, health maintenance organization, preferred provider organization, independent practitioner association or other third party payor for health care items and services or provider network or organization, collectively referred to as the "Provider Agreements"), (ii) consulting agreement, (iii) joint venture agreement, (iv) noncompetition or similar agreements that restricts the Companies from engaging in a line of business either in total or in a particular territory or for a particular period, (v) agreement with any Physician, executive officer or other employee of the Companies, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Companies of the nature contemplated by this Agreement, (vi) agreement with respect to any employee of the Companies or any Physician, (vii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (viii) contract or agreement that cannot by its terms be terminated by the Companies with 30 days or less notice without penalty, (ix) contract or agreement for capital expenditures, (x) any agreement for the sale of assets, or (xi) contract or agreement that is material to the Companies or the Business. True and correct copies of such agreements have been provided to the Purchaser. No Selling Party has received notice that any party to any agreement relating to the Business intends to terminate, limit or restrict its relationship with the Companies. All the contracts listed on
SCHEDULE 2.17 are valid and enforceable and are in full force and effect, and there are no defaults by any Selling Party under any of such contracts or, to the Knowledge of the Selling Parties, by any other party thereto. The performance by the Selling Parties of this Agreement and the Related Agreements will not result in the termination of, or in any increase of any amounts payable under, any contract listed on SCHEDULE 2.17.

                  2.18 [INTENTIONALLY OMITTED].

                  2.19 MEDICARE AND MEDICAID PROGRAM; OTHER HEALTH CARE LAWS.

                  (a) With respect to the Business, each of the Companies and, to the Knowledge of the Selling Parties, each Physician, is a participant in good standing with the Medicare and Medicaid programs. Each Company has timely filed all requisite claims and other reports required to be filed by it or by FMG, in connection with all state and federal Medicare and Medicaid programs due on or before the date hereof, which are complete and correct. To the Knowledge of the Selling Parties, there is no basis for any claim by Medicare or Medicaid for recoupment of amounts which have been paid to the Companies (or FMG or FMC on behalf of the Companies) on account of any health care reimbursement with respect to any period on or prior to the Closing Date. There are no claims, actions or appeals pending before any commission, board or agency, including, without limitation, any intermediary or carrier, the Provider Reimbursement Review Board or the Administrator of the Health Care Financing Administration, or any State Agency for Health Care Administration or Department of Administrative Hearings, with respect to any federal or state Medicare or Medicaid claims filed by the Companies (or FMG or FMC on behalf of the Companies) on or before the date hereof or any disallowances by any commission, board or agency in connection with any audit or review of such claims. No validation review, program integrity review or other investigation related to the Centers or their operations (or FMG, FMC or, to the Knowledge of the Selling Parties, the Physicians, with respect to the Business) has been conducted by any commission, board or agency, including without limitation the HHS Office of Inspector General or the U.S. Department of Justice or the Attorney General in any state where the Centers conduct business, in connection with any federal or state Medicare or Medicaid program, and to the Knowledge of the Selling Parties, no such reviews or investigations are scheduled, pending or threatened against or affecting the Companies (or FMG or the Physicians, with respect to the Business) or their operations or the consummation of the transactions contemplated hereby.

                  (b) Each Company, and to the Knowledge of the Selling
Parties, its employees, agents, contractors and Physicians, have not engaged in any activities which are prohibited under the federal anti-kickback statute or the Stark Law, 42 U.S.C. sections 1320a-7b or 1395nn, or the regulations promulgated thereunder, or related or similar state or local statutes or regulations, or which are prohibited by rules of professional conduct, including, but not limited to, the following: (i) knowing and willfully making or causing to be made any false statement or representation of a fact in any application for any benefit or payment; (ii) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment; (iii) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, or offering to any to receive such remuneration (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by the Medicare or Medicaid programs, or (b) in return for purchasing, leasing or ordering or arranging for, or recommending, purchasing, a lease or ordering any good, facility service, or item for which payment may be made in whole or in part by the Medicare or Medicaid programs; and (iv) billing for, accepting or making a referral prohibited under the Stark Law.

                  2.20 INSURANCE COVERAGE. The Companies (or FMG or FMC) have in full force and effect policies of insurance of the type and in amounts providing protection for the Companies consistent with sound business practices and prudent risk management applicable to businesses of the size and nature of the Companies, including, but not limited to, malpractice insurance. SCHEDULE
2.20 attached hereto constitutes a true and complete description of (i) all of the policies in force and effect in respect of the Companies (the "Policies");
(ii) the coverage and limits on the Policies; (iii) all current and open or known claims under any of the Policies; and (iv) all written claims made against the Companies (or FMG or FMC with respect to the Business), during the past three years whether or not covered by insurance. All of the Policies are in full force and effect. No Selling Party has received any notice of cancellation in respect of such insurance coverage under the Policies. All premiums due and payable in respect of the Policies have been paid. There are no pending or, to the Knowledge of the Selling Parties, threatened terminations or premium increases with respect to any of the Policies and are in compliance with all conditions contained therein. Also set forth in SCHEDULE 2.20, to the Knowledge of the Selling Parties, are all current or known claims pending against the Physicians.

                  2.21 ERISA.

                  (a) No Company maintains, or make contributions to, and has not at any time in the past two years maintained or made contributions to, any employee benefit plan which is subject to the minimum funding standards of Employee Retirement Income Security Act of 1974, as amended ("ERISA") or subject to the terms of the Multi-employer Pension Plan Amendment Act of 1980.

                  (b) Except for the employment agreements set forth in
SECTION 2.17, SCHEDULE 2.21(b) sets forth each severance agreement, and each plan, agreement, arrangement or plan, bonus plan, deferred compensation agreement, employee pension, profit sharing, savings or retirement plan, group life, health, or accident insurance or other employee benefit plan, agreement, arrangement or commitment, including, without limitation, any commitment arising under severance, holiday, vacation, Christmas or other bonus plans (including, but not limited to, "employee benefit plans", as defined in Section 3(3) of ERISA) maintained by Selling Parties for any Employees or with respect to which Selling Parties have liability with respect to any Employees, or make or have an obligation to make contributions on behalf of Employees (collectively the "Plans"). Each Plan that covers Employees has been identified as such on
SCHEDULE 2.21(b).

                  (c) SCHEDULE 2.21(c) identifies all Employees on leave of absence eligible to receive health benefits, as required by the continuation health care coverage provisions of Section 4980B of the Code or Section 601 through 608 of ERISA ("COBRA"). Notice of the availability of COBRA coverage has been provided to all Employees on leave of absence entitled thereto, and all persons electing such coverage are being (or have been, if applicable) provided such coverage.

                  (d) To the Knowledge of the Selling Parties, no Plan has engaged in any "prohibited transaction" as defined in Section 4975 of the Code, or has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA, nor has any reportable event as defined in Section 4043(b) of ERISA occurred with respect to any such Plan.

                  (e) To the Knowledge of the Selling Parties, with respect to each Plan, all required filings, including all filings required to be made with the United States Department of Labor and Internal Revenue Service, have been timely filed, and the present value of all accrued benefits under each such plan does not, as of the date hereof, and will not, as of the Closing Date, exceed the value of the respective net assets of each such plan applicable to such benefits.

                  (f) Each of the Plans intended to qualify under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service.

                  2.22 NO BROKERS OR FINDERS. Except as disclosed on Schedule 2.22, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Selling Parties for any commission, fee or other compensation as a finder or broker as a result of the consummation of this Agreement. The Selling Parties shall be responsible for any fees payable to the broker disclosed on Schedule 2.22.

                  2.23 TRANSACTIONS WITH AFFILIATES. There are no loans, leases or other continuing transactions between the Companies or FMG or FMC with respect to the Business on the one hand, and any officer or director of the Companies or any respective family member or affiliate of such officer, director or shareholder, on the other hand.

                  2.24 ASSUMPTIONS, GUARANTEES, ETC. OF INDEBTEDNESS OF OTHER PERSONS. No Company has pledged Assets being sold hereunder, except for those pledges which shall be removed or satisfied prior to Closing.

                  2.25 NO CONFLICTS OR DEFAULTS. The execution, delivery and performance by the Selling Parties of this Agreement and the Related Documents to which it is or will be a party and any of the transactions contemplated hereby or thereby does not and will not (i) violate or conflict with, with or without the giving of notice or the passage of time or both, any provision of
(A) the articles of incorporation or bylaws of the Companies or (B) any law, rule, regulation, order, judgment, writ, injunction, decree, agreement, indenture or other instrument applicable to the Selling Parties or any of their respective properties, (ii) result in the creation of any security interest, Lien or other encumbrance upon any of the Assets or revenues of the Business,
(iii) require the consent, waiver, approval, order or authorization of, or declaration, registration, qualification or filing with, any Person (other than as set forth in SECTION 2.5 hereof), or (v) cause the Companies (or FMG or FMC with respect to the Business) to lose the benefit of any right or privilege it presently enjoys or cause any Person who is expected to normally do business with the Companies (or FMG or FMC with respect to the Business) to discontinue to do so on the same basis. Neither the Companies (nor FMG or FMC with respect to the Business) is in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would
(i) constitute a default under, or breach or violation of, any Legal Requirement, indenture, agreement or instrument applicable to the Companies or the Business, or (ii) accelerate or permit the acceleration of the performance required under, or give any other party the right to terminate, any indenture, agreement or instrument applicable to the Companies or the Business.

                  2.26 ENVIRONMENTAL COMPLIANCE. The Companies are in compliance in all respects with all environmental and related Legal Requirements applicable to the Business, the Assets and the real property covered by the real property leases, including, but not limited to, the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act, and subsequent amendments, the Federal Toxic Substances Control Act, as amended, and the Clean Air Act, as amended, with respect to environmental matters, public or workplace health or safety, or hazardous, toxic or infectious wastes, materials or substances (including medical wastes) or petroleum products, materials or wastes or radioactive substances or wastes (collectively "Environmental Laws"), except to the extent noncompliance would not have a Material Adverse Effect. The foregoing representation and warranty applies to the operation of the Business and the use of the Assets including, but not limited to, the use, handling, treatment, storage, transportation and disposal of any hazardous, toxic or infectious waste, material or substance (including medical waste) or petroleum products, material or waste or radioactive substances or waste whether performed on any of the properties covered by the real property leases or at any other location. To the Knowledge of Selling Parties, no investigation or review is pending or threatened by any Governmental Authority or other party with respect to any alleged violation by Selling Parties with respect to the Business of any Environmental Law, the need for any work, repairs, or demolition by any Selling Party, on or in connection with any property in order to comply with any Environmental Law, or any actual or threatened release (including, but not limited to, any spill, discharge, leak, emission, ejection, escape or dumping) or inadequate storage of, or contamination caused by, any hazardous, toxic or infectious waste, material or substance (including medical waste) or petroleum product, material or waste or radioactive substance or waste, or any such constituent.

                  2.27 LICENSURE; MEDICAL STAFF. To the Knowledge of the Selling Parties, all of the Physicians are licensed to practice medicine in the state of Florida, without limitation or restriction, and or to the Knowledge of the Selling Parties, no such restriction or limitation is pending, threatened or under appeal. To the Knowledge of the Selling Parties, there are no pending or threatened disciplinary or corrective actions (including without limitation probation or appeals) against the Physicians. All licenses held by the by Physicians are also listed on SCHEDULE 2.27. Within seven (7) days of the execution and delivery of this Agreement, the Selling Parties shall deliver copies of all such licenses and all credentialing documents and correspondence relating thereto.

                  2.28 HEALTH CARE FACILITIES. The Companies and the Physicians maintain in good standing staff memberships or similar affiliations with the health care facilities listed on SCHEDULE 2.28.

                  2.29 SOLVENCY. Each Selling Party is solvent and able (and after giving effect to the consummation of this Agreement, will be solvent and able) to pay its debts as they become due.

                  2.30 DISCLOSURES. No representation or warranty by the Selling Parties contained in this Agreement and no written statement, certificate, or document furnished by the Selling Parties to the Purchaser or Continucare in connection with this Agreement or any transaction contemplated hereby, contains, as of the date on which made or reaffirmed, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading, or necessary in order to provide a prospective purchaser of the Assets with material information as to the Centers or the Business. None of this Agreement, the Financial Statements or any schedule, exhibit, or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by the Selling Parties, or by any of Selling Parties' directors or officers, in connection with the transactions contemplated hereby, contains, or will contain, any untrue statement of a material fact, or omits, or will omit, any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Selling Parties which materially and adversely affects the business or prospects of the Centers or the Business, which has not been set forth in this Agreement or in the schedules, exhibits or certificates or statements in writing furnished in connection with the transactions contemplated by this Agreement.

                                   ARTICLE III

                          REPRESENTATIONS OF PURCHASER
                          ----------------------------

         Purchaser hereby represents and warrants to the Selling Parties as follows:

                  3.1 ORGANIZATION AND CORPORATE POWER. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted. Purchaser is not required to be qualified to do business in any jurisdiction other than the State of Florida. Purchaser is not in violation in any respect of its articles of incorporation or bylaws.

                  3.2 AUTHORIZATION. Purchaser has all necessary corporate power and authority, and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Purchaser of this Agreement and the Related Agreements to which the Purchaser is a party, and the consummation of the transactions contemplated herein or therein. This Agreement is, and upon execution and delivery, the Related Agreements to which the Purchaser is a party will be, valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws which affect creditors' rights generally.

                  3.3 NO BROKERS OR FINDERS. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Purchaser for any commission, fee or other compensation as a finder or broker as a result of the consummation of this Agreement.

                  3.4 GOVERNMENT APPROVALS. No consent, approval, license or authorization of, or designation, declaration or filing with, any Governmental Authority is or will be required on the part of the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement or any of the Related Agreements.

                                  ARTICLE IV

        AFFIRMATIVE COVENANTS OF THE SELLING PARTIES PRIOR TO THE CLOSING
        -----------------------------------------------------------------

         Without limiting any other covenants and provisions hereof, each Selling Party covenants and agrees that it will observe (and, as applicable, cause the Companies to observe) the following covenants from the date of this Agreement until the Closing (or until this Agreement is terminated pursuant to Article VIII hereof).

                  4.1 ACCOUNTS AND REPORTS. As to the Centers, each Company will maintain a system of accounts in accordance with GAAP consistently applied and each Company will keep full and complete financial records.

                  4.2 COMPLIANCE WITH LAWS, ETC. Each Company will comply with all applicable laws, rules, regulations and orders of any Governmental Authority.

                  4.3 PAYMENT OF TAXES. Each Company will pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which interest or penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon the Assets.

                  4.4 INSPECTION. The Companies shall (i) permit Purchaser and its authorized employees, agents, accountants, legal counsel, lenders and other representatives to have access to the books, records, counsel and accountants of the Companies at all times reasonably requested by Purchaser for the purpose of conducting an investigation of the Assets; and (ii) make available to Purchaser for examination and reproduction all documents and data of every kind and character relating to the Business in possession or control of, or subject to reasonable access by, the Selling Parties, including, without limitation, all files, records, data and information relating to the Operations (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto.

                  4.5 REGULAR COURSE OF BUSINESS. As to the Business, each Company will carry on the Business diligently and in the ordinary course and substantially in the same manner as heretofore carried on and will use its best efforts to (i) preserve its present business organization intact, (ii) preserve its present relationships with Persons having business dealings with it, (iii) use its best efforts to keep all agreements and arrangements listed or required to be listed on SCHEDULE 2.17 in full force and effect, and to comply with all of the covenants contained in all such items, and (iv) comply in all material respects with all applicable Legal Requirements. The Selling Parties shall promptly notify the Purchaser if it (i) engages in any transaction which could have a Material Adverse Effect on the Companies, (ii) incurs any debt for borrowed money (other than trade debt in the ordinary course), (iii) enters into any material agreements or transactions not in the ordinary course of business, or (iv) is notified by any third party payor that it intends to cancel any Provider Agreement. Except as otherwise expressly permitted in or contemplated by this Agreement, without the prior written consent of Purchaser, the Selling Parties will not permit the Companies to take any of the actions set forth in
SECTION 2.7.

                  4.6 ADVICE OF CHANGES; GOVERNMENT FILINGS. The Selling Parties shall advise the Purchaser of any change or event which had or could have a Material Adverse Effect or which would cause or constitute a breach of any of the representations, warranties or covenants of the Selling Parties contained herein.

                  4.7 EXCLUSIVITY. Each of the Selling Parties will not, and will cause their respective directors, officers, employees, financial advisors, legal counsel, accountants and other agents and representatives (for purpose of this SECTION 4.7 only, being referred to as "affiliates") not to initiate, solicit or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, engage or participate in negotiations concerning, provide any nonpublic information or data to or have any discussions with any person other than Purchaser relating to, any acquisition of the Assets, the Centers or the Business (whether by exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities of the Companies, dissolution, business combination, purchase of all or any significant portion of the Assets of, or any equity interest in, the Companies, or similar transaction, other than the transactions contemplated under this Agreement) (such proposals, disclosures, negotiations, or transactions being referred to as "Acquisition Proposals"). Each Selling Party will notify Purchaser within 24 hours orally and within 48 hours in writing if any such Acquisition Proposal (including the terms thereof and identity of the persons making such proposals) is received and furnish to Purchaser a copy of any written proposal. The provisions of this Section 4.8 shall remain in effect until the earlier of (x) the date this Agreement is terminated pursuant to Article VIII, and (y) the Closing Date.

                                   ARTICLE V

                      OBLIGATIONS OF PARTIES AFTER CLOSING
                      ------------------------------------

                  5.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by each party in this Agreement and in each Schedule shall survive the Closing Date and for a period of twelve (12) months after the Closing notwithstanding any investigation at any time made by or on behalf of the other party, provided that (i) the representations and warranties contained in SECTION 2.19 (Medicare and Medicaid) and SECTION 2.10 (Taxes), shall survive until the applicable period of limitations for audits by the applicable Governmental Authority shall have expired, (ii) no such time limitation shall be applied with respect to any claims relating to the Excluded Liabilities, and (iii) any claims for fraud shall survive for a period of four years. All representations and warranties related to any claim asserted in writing to the Indemnitor prior to the expiration of the applicable survival period shall survive (but only with respect to such claim until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made).

                  5.2    INDEMNIFICATION.

                  (a) Subject to the provisions of Section 5.1, each Selling Party, jointly and severally, shall indemnify and defend and hold harmless Purchaser, and its officers, directors, employees, agents, representatives and affiliates (including Continucare) against and with respect to any and all damages, claims, losses, penalties, liabilities, actions, fines, costs and expenses (including, without limitation, reasonable attorney's fees and expenses) (all of the foregoing hereinafter collectively referred to as a "Loss"), regardless of whether an action has been filed or asserted against Purchaser or Continucare after the Closing Date, arising from, in connection with or with respect to the following items (i) any misrepresentation or breach of warranty under this Agreement or any Related Agreements, (ii) any failure to fulfill any agreement or covenant on the part of any Selling Party under this Agreement or any Related Agreements; (iii) any assertion or claim against Purchaser or its affiliates of any Excluded Liabilities; (iv) a determination that the sale of the Assets hereunder is ineffective against any creditor of Selling Parties (other than the Assumed Obligations) or any taxing authority or other entity asserting any similar claim against Selling Parties;
(v) the Litigation Matters; and ( vi) any and all actions, suits, proceedings, judgments, settlements, costs, penalties and legal and other expenses incident to any of the foregoing.

                  (b) Any claim for indemnification under this SECTION 5.2 must be asserted by written notice by a date which is twelve (12) months following the Closing Date, except that (i) any claim based upon a breach of the representations and warranties contained in SECTION 2.19 (Medicare and Medicaid and other Healthcare Laws) or SECTION 2.10 (Taxes) may be asserted until the applicable period of limitations for audits by the applicable Governmental Authority shall have expired, (ii) any claim based upon a claim relating to the Excluded Liabilities may be asserted with no such time limitation, and (iii) any claim based upon fraud may be asserted up to four years after the Closing Date. Notwithstanding anything to the contrary herein,
(a) no amounts of indemnity shall be payable unless and until the Indemnitee has suffered, incurred or sustained Losses (other than Losses related to the Excluded Liabilities) which exceed $50,000, at which time the Indemnitee shall be entitled to indemnification for the full amount of such Losses, including Losses from dollar one, and (b) other than Losses arising from fraud and the Excluded Liabilities, the Indemnitee shall not be liable for Losses in excess of the Purchase Price plus the amount of the Surplus Service Fund.

                  (c) If any action or proceeding be commenced, or if any claim, demand or assessment be asserted, in respect of which any party ("Indemnitee") proposes to hold any other party ("Indemnitor") liable under the indemnity provisions of this SECTION 5.2 or otherwise under this Agreement or in connection with the transactions contemplated hereby (a "Claim"), then if the Indemnitor shall, at its option, acknowledge its indemnification obligation and notify Indemnitee of its election to contest or defend any such Claim, such Indemnitor shall be entitled, at its sole cost and expense, to contest or defend the same with counsel of its own choosing, and Indemnitee shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Indemnitor so long as any Indemnitor is contesting or defending the same in good faith, and Indemnitee (and its successors and assigns) shall cooperate with the Indemnitor in the contest or defense thereof (and the Indemnitor shall reimburse Indemnitee for the Indemnitee's reasonable actual out-of-pocket expenses incurred in connection with such cooperation) and Indemnitee shall enter into any settlement with respect thereto recommended by Indemnitor so long as the amount of such settlement is paid by the Indemnitor and no obligation to perform or refrain from performing any act shall be imposed upon Indemnitee by reason thereof and such settlement otherwise is reasonable.

                  (d) Notwithstanding the foregoing, any Indemnitee shall be entitled to conduct its own defense at the reasonable cost and expense of the Indemnitor if it would materially prejudice the Indemnitee due to the nature of any claims or counterclaims presented or by virtue of a conflict between the interest of the Indemnitee and the Indemnitor, and provided further that in any event the Indemnitee may participate in such defense at its own expense, provided further that, Indemnitee shall not take any action which materially and adversely interferes with or materially and adversely impairs the defense of the claim by the Indemnitor. If Indemnitee shall have given Indemnitor at least thirty (30) days prior written notice that it intends to assume the defense of any Claim and if the Indemnitor fails to assume the defense of such Claim as provided above by the end of such thirty (30) day period or such later reasonable time (which shall be such period of time as will not result in prejudice to the rights of the Indemnitee), then the Indemnitee shall have the right to prosecute and conduct its own defense by counsel of its choice, and in connection therewith shall have full right to conduct the defense thereof and to enter into any compromise or settlement thereof with the consent of the Indemnitor (which shall not unreasonably be withheld, conditioned or delayed). Such defense shall be at the cost and expense of the Indemnitor if it is subsequently determined that the Indemnitor was obligated to defend or indemnify the Indemnitee with respect to such action, proceeding, claim, demand or assessment.

                  (e) Subject to the provisions of this Section 5.2, in the event that claim is made by Medicare, Medicaid or Humana that results in a withholding of payment of any amounts otherwise which is specified to be due Purchaser as a result of the operation of the Business prior to the Closing Date, Selling Parties shall pay the Purchaser the amount in dispute within 30 days of receipt of evidence of such claim, which claim notice shall be provided promptly to Selling Parties. To the extent Selling Parties make such payments, and provided that no outstanding indemnification claims exist hereunder against Selling Parties, then Selling Parties shall be entitled to a refund of its advances of payments subsequently released by Medicare, Medicaid or Humana with respect to such claims within 30 days of receipt of same by Purchaser.

                  5.3 RESTRICTIONS. In consideration of the payment of the Purchase Price, and in order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Selling Parties hereby covenants and agrees as follows:

                  (a) Each of the Selling Parties agrees that for a period of 24 months from and after the Closing Date, no Selling Party will, directly or indirectly, for itself or for any other person, firm, corporation, partnership, association or other entity, contact or solicit any patients from whom any Company or the Physicians had personal contact or to whom any Selling Party or the Physicians provided medical services in connection with the Business or contract with Humana to provide health care services in the Territory, nor shall any Selling Party, directly or indirectly, for itself or for any other person, firm, corporation, partnership, association or other entity, engage in the Business, either as an employee of a professional corporation, or other entity, as an individual health care provider, or otherwise, without Purchaser's prior written consent, within the Territory. For a period of 24 months after the Closing, the Selling Parties agree that, without the prior written consent of Purchaser, the Selling Parties and their affiliates shall not hire, solicit or offer employment to any of its former Physicians or employees who become Physicians or employees of the Purchaser, other than Physicians or employees that have not been employed by Purchaser for at least six months immediately preceding such contact.

                  (b) From and after the Closing Date, no Selling Party shall disclose, to any Person or entity, or make use of, without the authorization of Purchaser, any non-public pricing strategies or records of any Selling Party relating to the Business, any proprietary data or trade secrets owned by any Selling Party and included in the Assets or any financial or other information about any Selling Party relating to the Business; provided that the foregoing restrictions shall not apply to any information which: (i) is or becomes publicly known through no negligent or wrongful act or omission on the part of Selling Parties; (ii) is approved for release by Purchaser; or (iii) is required to be disclosed in accordance with applicable law.

                  (c) It is recognized and hereby acknowledged by the parties hereto that a breach or violation by the Selling Parties or their affiliates of any or all of the covenants and agreements contained in this Section 5.3 may cause irreparable harm and damage to Purchaser in a monetary amount which may be virtually impossible to ascertain. As a result, each of the Selling Parties recognizes and hereby acknowledges that Purchaser shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Agreement by the Selling Parties and/or their respective associates, affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies Purchaser may possess hereunder, at law or in equity.

                  5.4 DELIVERY OF RECORDS. On the Closing Date, each Selling Party shall deliver, cause to be delivered, or make available to Purchaser all records and files then in such Selling Parties' possession relating to the operation of the Business.

                  5.5 EMPLOYEES.

                  (a) Following the Closing, Purchaser or its affiliate shall offer employment to the Employees (subject to termination for cause in accordance with standard policies of Continucare) for a period of at least 90 days, at salary levels in effect for such Employees as disclosed on SCHEDULE
2.14 hereof. Nothing herein shall constitute an agreement to assume or be bound by any previous or existing collective bargaining agreement between the Companies and any of the Companies' Employees or a guaranty that any Employee of the Companies, to whom an offer of employment may be made, shall be entitled to remain in the employment of Purchaser for a period of time in excess of 90 days. Each Employee who accepts Purchaser's offer of employment shall execute an acknowledgment and waiver in a form acceptable to Purchaser. Any Employee on short term disability or long term disability as set forth on SCHEDULE 5.5(a) shall be offered employment by Purchaser only when and to the extent that such Employee would have been entitled to reemployment under applicable written leave of absence or other written employment policies relating to the Business.

                  (b) Selling Parties shall take such actions as are necessary to terminate, as of or prior to the Closing, all Plans that cover one or more of its current or former employees, including but not limited to (i) the adoption by the Companies' Board of Directors or officers of written resolutions to terminate such Plans on a date as of or prior to the Closing; provided, however, that Selling Party may contribute the final contribution to such Plans for the periods preceding such termination date, (ii) the delivery, on or before Closing, of notice of the Plans' termination to all trustees and custodians with respect to such Plans and/or their assets, and (iii) the granting of full vesting under the Plans with respect to the account balances of participants in such Plans. Upon Selling Parties' receipt of a favorable determination letter from the Internal Revenue Service with respect to the termination of any of its Plans, if any, and subject to such additional requirements as Purchaser may apply on a uniform basis to persons wishing to make rollover contributions to its qualified retirement plans, Purchaser may accept, as rollover contributions to one or more qualified retirement plans maintained by it, distributions from such Plans made to former employees of the Companies who are employed by Purchaser at the time the rollover contribution is made. In the absence of the Companies' receipt of such a determination letter, distributions from its Plans shall not be accepted by Purchaser as rollover contributions to its qualified retirement plans. Selling Parties retain all liability and responsibility for fulfilling all federal and/or state COBRA and continuation of coverage requirements with respect to the Companies' current or former employees (and their dependents) under the Companies' Programs. Purchaser shall make group health plan coverage available to each employee of the Companies who becomes a regular employee of Purchaser after the 90-day waiting period in effect for new employees of Continucare. The Companies shall remain the sponsor and administrator of, and shall retain all liability for, all Plans. Purchaser shall neither assume any liability for such Plans (or the termination thereof), nor be construed as the sponsor or administrator thereof.

                  (c) The Companies shall provide COBRA coverage, to the extent elected, to any Employee and their respective qualified beneficiaries if such person had a qualifying event occurring before or on the Closing Date. On the Closing Date, the Companies shall provide each Employee and his qualified beneficiaries a notice as described in Section 4980B of the Code concerning his right to continuation coverage of the Companies' group health benefits and, to the extent elected, provide such coverage. Selling Parties shall remain solely responsible for all salaries, wages, benefits, severance arrangements and all other terms of employment and any employment related claims of any nature whatsoever that (a) accrue prior to the employment date of each person who becomes an employee of Purchaser and (b) accrue at any time for each Employee who does not become an Employee of Purchaser.

                  5.6 LICENSURE POWER OF ATTORNEY. Except as to the Humana provider number, as to which Purchaser shall obtain a new number, and except as prohibited by existing contracts or applicable law, at the request of Purchaser, the Companies shall execute such powers of attorney as Purchaser may reasonably deem necessary to allow Purchaser to utilize any licenses or permits of the Companies which are not transferable to Purchaser for a period not to exceed that permitted by applicable law without penalty, premium or the like, provided, as a condition precedent to any Selling Party's execution of such instrument, Purchaser shall also provide the Companies with appropriate covenants that (i) the Assets following Closing shall be operated in accordance with all applicable laws, rules, regulations and third party payor requirements in all material respects and that all goods and services shall be provided in accordance with customary and accepted standards of care and (ii) Purchaser shall use its best efforts to obtain, as soon as reasonably possible, new licenses, with release of the Companies from any liability resulting from post-Closing operations.

                  5.7 PROVIDER AGREEMENTS. To the extent any Provider Agreement requires the consent, approval or waiver of another party to the transfer of such Provider Agreement, and all such consents, approvals or waivers have not been obtained prior to the Closing, and Purchaser decides to close without obtaining such consent, then (i) at the Closing, the Companies shall cause the provider under the Provider Agreement to transfer to Purchaser only the claims, rights, benefits and obligations arising under that Provider Agreement after the Closing; (ii) the Companies shall use their best efforts to cause the applicable provider to use his or her best efforts to obtain such consents, approvals and waivers; (iii) upon receipt of all necessary consents, approvals and waivers, the applicable Provider Agreement shall automatically be deemed assigned to Purchaser, and (iv) all payments made under the Provider Agreements subsequent to the Closing Date shall be for the benefit of the Purchaser.

                  5.8 COOPERATION - FURTHER ASSISTANCE. From time to time, as and when reasonably requested, Selling Parties and Purchasers, as the case may be, will execute and deliver, or cause to be executed and delivered, all such documents, instruments and consents and will use reasonable efforts to take all such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement, and to vest in Purchaser good title to, possession of and control of all of the Assets.

                  5.9 INSURANCE MATTERS. For a period of up to two months following the Closing, the Selling Parties shall maintain in effect insurance coverages with respect to the Companies for commercial, general liability, workers compensation, commercial, property, umbrella liability, commercial automobile, commercial crime and any medical professional liability, but only to the extent that such coverages are in effect immediately prior to the Closing. Purchaser shall, upon demand, promptly reimburse FMG for all premium costs associated with such insurance coverage for the Business after the Closing.

                  5.10 MANAGEMENT SERVICE AGREEMENTS. The Companies shall obtain from the Physicians that are parties to the Management Service Agreements their consent to the assignment of such agreements within 15 days after the Closing Date.

                  5.11 FINANCIAL STATEMENTS. The Selling Parties shall cause BDO Seidman to deliver, no later than May 6, 1998, audited financial statements of the Companies not otherwise delivered on the Closing Date, that will be required to be included in a Current Report on Form 8-K to be filed by Continucare in connection with this transaction. Such audited financial statements shall contain, among other things, an unqualified opinion and shall be the same, in all material respects, with the financial statements of the Companies delivered prior to the Closing Date pursuant to Section 2.6 hereof. All costs and expenses relating to such financial statements shall be borne by the Selling Parties.

                                   ARTICLE VI

                   CONDITIONS TO THE OBLIGATIONS OF PURCHASER
                   ------------------------------------------

         The obligation of the Purchaser to purchase the Assets and deliver the Purchase Price therefor at the Closing shall be subject at its election to the satisfaction of each of the conditions stated in this Article VI.

                  6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Selling Parties contained in this Agreement and the Schedules shall be true and correct on the date of such Closing with the same effect as though made on and as of that date, and the Selling Parties shall have performed and satisfied in all material respects all agreements and covenants required to be performed or satisfied by them at or prior to the Closing.

                  6.2 CERTIFIED DOCUMENTS, ETC. The Purchaser shall have received certificates from appropriate authorities as to the legal existence and tax good standing of the Companies, which the Purchaser or their counsel may reasonably request.

                  6.3 NO MATERIAL ADVERSE CHANGE. There shall not have been a Material Adverse Change since December 31, 1997.

                  6.4 CONSENTS AND WAIVERS. No preliminary or permanent injunction or other order by any Governmental Authority which prohibits the consummation of the Agreement shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Agreement. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any third party or Governmental Authority shall have been filed, occurred or been obtained, and shall be in full force and effect.

                  6.5 LITIGATION. No suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Purchaser or Continucare) shall be pending or threatened before any Governmental Authority seeking to restrain the Purchaser (or Continucare) or prohibit the Closing or seeking damages against Continucare, the Purchaser, the Business, the Centers or the Assets as a result of the consummation of this Agreement.

                  6.6 [INTENTIONALLY OMITTED].

                  6.7 PHYSICIAN AGREEMENTS. The Purchaser shall have executed and delivered independent contractor agreements with the Physicians or, in the alternative, the Selling Parties shall have assigned such agreements to the Purchaser.

                  6.8 CONSENTS UNDER PROVIDER AGREEMENTS. Purchaser shall have received evidence that the necessary consents to transfer the Provider Agreements have been received, including, but not limited to, consent under the Humana Contract, in the form attached hereto as EXHIBIT E or otherwise acceptable to Continucare in its sole discretion.

                  6.9 CONSENTS FROM LANDLORDS. Purchaser shall have received evidence that all required consents from the landlords under the real property leases for the Centers shall have been obtained, which consent shall also include estoppel information relating to rent paid through the Closing Date.

                  6.10 RELEASE OF LIENS Purchaser shall have received evidence that all Liens against the Assets shall have been released as evidenced by the filing of UCC-3 termination statements with the appropriate Governmental Authority.

                                 ARTICLE VII

              CONDITIONS OF THE OBLIGATIONS OF THE SELLING PARTIES
              ----------------------------------------------------

         The obligation of the Selling Parties hereunder shall be subject at their election to the satisfaction of each of the conditions stated in this
Article VII.

                  7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser and Continucare contained in this Agreement shall be true and correct on the date of Closing with the same effect as though made on and as of that date, the Purchaser and Continucare shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Purchaser and Continucare at or prior to the Closing.

                  7.2 LITIGATION. No suit, action or other proceeding
(excluding any such matter initiated by or on behalf of the Selling Parties) shall be pending or threatened before any Governmental Authority seeking to restrain the Selling Parties or prohibit the Closing or seeking material damages against the Selling Parties or their assets as a result of the consummation of this Agreement, in each case where such suit, action or proceeding has a reasonable probability for success.

                  7.3 CERTIFIED DOCUMENTS, ETC. The Companies shall have received certificates from appropriate authorities as to the legal existence and tax good standing of Purchaser, which the Companies or their counsel may reasonably request.

                  7.4 CONSENTS AND WAIVERS. No preliminary or permanent injunction or other order by any Governmental Authority which prohibits the consummation of the Agreement shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Agreement. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any third party or Governmental Authority shall have been filed, occurred or been obtained, and shall be in full force and effect.

                                  ARTICLE VIII

                                   TERMINATION
                                   -----------

                  8.1 TERMINATION. This Agreement may be terminated:

                  (a) By mutual written consent of Selling Parties and Purchaser.

                  (b) By the Selling Parties or the Purchaser if the Closing shall not have been consummated by April 30, 1998.

                  (c) By Purchaser if any party to this Agreement other than Purchaser breaches any material representation, warranty, covenant or agreement in this Agreement.

                  (d) By Selling Parties if any party to this Agreement other than the Selling Parties breaches any material representation, warranty, covenant or agreement of this Agreement.

                  8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party of any of its material obligations under this Agreement, there shall be no liability or obligation on the part of the Selling Parties or the Purchaser or their respective officers or directors (except for the Confidentiality Agreement between the parties and except as set forth in Sections 10.4, 10.5, 10.9, and
10.10 hereof, which shall survive the termination). Nothing contained in this
Section 8.2 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement. Upon request therefor, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

                                   ARTICLE IX

                               CERTAIN DEFINITIONS
                               -------------------

         As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Assets" shall have the meaning set forth in Section 1.1(a) of this Agreement.

         "Assumed Contracts" shall mean those Contracts listed on SCHEDULES 2.11 or 2.17 that are specifically identified on such Schedules as being assumed by Purchaser hereunder.

         "Business" shall mean the provision of health care services at the Centers by the Companies and the Physicians.

         "Centers" shall mean the outpatient centers listed on SCHEDULE A and referred to in the Recitals section of this Agreement

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations and interpretations thereunder.

         "Continucare" shall mean Continucare Corporation, a Florida corporation and the parent of the Purchaser.

         "Contracts" shall mean all contracts, agreements, understandings, arrangements, leases (real or personal), licenses, provider agreements or other undertakings to which the Companies or FMG with respect to the Business is a party or by which the Assets are subject or bound.

         "Employees" shall have the meaning set forth in Section 2.14.

         "Financial Statements" shall mean the financial statements for the years ended December 31, 1995, 1996 and 1997 and the Interim Financial Statements.

         "GAAP" means generally accepted accounting principles.

         "Governmental Authority" means any nation or country (including but not limited to the United States) and any state, commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, panels, ministries or other instrumentalities.

         "Humana Contracts" mean those certain Provider Agreements by and among Humana Medical Plan, Inc., Humana Health Plan of Florida, Inc., Humana Health Insurance of Florida, Inc. and Humana Insurance Company and each of the following: (i) Broward Managed Care, (ii) SPI Managed Care of Hillsborough County, Inc. d/b/a SPI of Plant City, (iii) Broward Managed Care, Inc., (iv) SPI Managed Care, Inc. (Surgical Park, Inc.)--Kendall, (v) SPI Managed Care, Inc. (Surgical Park, Inc.)--Cutler Ridge, (vi) SPI Managed Care of Hillsborough County, Inc. d/b/a SPI of New Port Richey, (vii) SPI Managed Care of Hillsborough County, Inc. d/b/a FMC of Spring Hill, (viii) SPI Managed Care of Hillsborough County, Inc. d/b/a SPI of South Tampa, and (ix) SPI Managed Care of Hillsborough County, Inc. d/b/a SPI of Lutz, all as amended.

         "Indebtedness" means all obligations, contingent or otherwise, whether current or long-term, which in accordance with GAAP would be classified upon the obligor's balance sheet as liabilities (other than deferred taxes) and shall also include capitalized leases, guarantees, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, including any agreement to purchase or otherwise acquire the obligations of others or any agreement, contingent or otherwise, to furnish funds for the purchase of goods, supplies or services for the purpose of payment of the obligations of others, other than accounts or trade payables in the ordinary course of business.

         "Interim Financial Statements" shall mean the financial statement for the two-month period ended February 28, 1998.

         "Knowledge of the Selling Parties" means the actual knowledge of the Selling Parties, any of the directors, officers, or managerial personnel of the Selling Parties with respect to the matter in question, and such knowledge of the Selling Parties or any of the directors, officers or managerial personnel of the Selling Parties which reasonably should have obtained upon diligent investigation and inquiry into the matter in question.

         "Legal Requirements" means, when described as being applicable to any Person, any and all laws (statutory, judicial or otherwise) (including, but not limited to, the federal Occupational Safety and Health Act of 1970, 42 U.S.C. ss. 1320a-7b, the statutes recodified or enacted by the federal Medicare and Medicaid Patient and Program Protection Act of 1987 and the Americans With Disabilities Act of 1990) ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any contracts, agreements or undertakings with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person's business, operations or properties.

         "Lien" shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

         "Litigation Matters" shall have the meaning set forth in Section 1.3.

         "Material Adverse Change" or "Material Adverse Effect" means a material adverse change in, or the occurrence of any event which could have a material adverse change in (i) the Assets, the Centers, the Business, or their affairs, results of operations, condition (financial or otherwise) or prospects of the Business; or (ii) the ability of Purchaser to operate the Business consistent with past practice.

         "Person" means an individual, corporation, partnership, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

         "Physicians" shall mean the physicians listed on SCHEDULE B that provide psychiatric services at the Centers and referred to in the Recitals section of this Agreement.

         "Policies" shall have the meaning set forth in Section 2.20.

         "Provider Agreements" shall have the meaning set forth in Section 2.17.

         "Related Agreements" mean any other agreements or instruments to be executed in connection herewith or therewith.

         "Surplus Service Fund" means the amount of net cumulative balance of the surplus service funds payable to the Companies under the Humana Contracts relating to the period prior to the Closing Date, exclusive of any reserve funds.

         "Taxes" mean any foreign, federal, state or local tax assessment or governmental charge.

         "Territory" means the 15-mile radius from the Centers.

         "Used" means, with respect to the Business and the Centers, those Assets owned, leased, licensed or otherwise held by the Companies which were acquired for use or held for use by the Companies in connection with the Business, whether or not reflected on the Companies' books of account.

                                   ARTICLE X

                                  MISCELLANEOUS
                                  -------------

                  10.1 PARTIES IN INTEREST. Except as otherwise set forth herein, all covenants, agreements, representations, warranties and undertakings contained in this Agreement and the Related Agreements shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto.

                  10.2 AMENDMENTS AND WAIVERS. This Agreement may not be amended, nor any provision hereof waived, unless such amendment or waiver is approved in writing by Purchaser and FMG. No delay in the exercise of any rights hereunder shall operate as a waiver of any rights of the parties.

                  10.3 NOTICES. All notices, requests, consents, reports and demands shall be in writing and shall be hand delivered, sent by facsimile or other electronic medium, or mailed, postage prepaid, to Continucare or to the Selling Parties at the address set forth below or to such other address as may be furnished in writing to the other parties hereto:

         If to any Selling Party:      First Medical Group, Inc.
                                       1055 Washington Boulevard
                                       Stamford, CT  06901
                                       Attn:  Robert Bruno

                                       and

         with a copy to:               Shapo, Freedman & Bloom, P.A.
                                       First Union Financial Center
                                       Suite 4750
                                       200 South Biscayne Boulevard
                                       Miami, FL 33131
                                       Attn:  Ronald A. Shapo

         If to the Purchaser:          c/o Continucare Corporation
                                       100 S.E. 2nd Street, 36th Floor
                                       Miami, Florida 33131
                                       Attention:  Susan Tarbe, Executive Vice President
                                                    and General Counsel

         with copy to:                 Greenberg Traurig Hoffman
                                       Lipoff Rosen & Quentel, P.A.
                                       1221 Brickell Avenue
                                       Miami, Florida  33131
                                       Attention:  Rebecca R. Orand

; provided, that, any such documents sent by facsimile or other electronic medium shall be simultaneously given by mail or by a national twenty-four hour courier, which may also be used for other notices in lieu of a mailed notice.

                  10.4 EXPENSES. Each of the parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby.

                  10.5 INDEMNIFICATION FOR BROKER FEES. The Selling Parties agree to indemnify and save harmless the Purchaser, and the Purchaser agrees to indemnify and save harmless the Selling Parties, and each of their respective partners, officers, directors, employees and agents, from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses (including, without limitation, reasonable attorney's fees and disbursements in connection therewith) for any brokers or finders fees arising with respect to brokers or finders engaged by the non-indemnifying party.

                  10.6 COUNTERPARTS. This Agreement and any exhibit hereto may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any exhibit hereto may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.

                  10.7 EFFECT OF HEADINGS. The article and section headings herein are for convenience only and shall not affect the construction hereof.

                  10.8 FURTHER ASSURANCES. Each of the parties shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

                  10.9 GOVERNING LAW. This Agreement shall be deemed a contract made under the laws of the State of Florida and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such State.

                  10.10 ATTORNEYS' FEES. In the event that a suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the non-prevailing party shall pay all reasonable costs, fees (including reasonable attorneys' fees) and expenses of the prevailing party.

                  10.11 PUBLICITY. No party shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by the other party, except as required by law (in which case, so far as possible, there shall be consultation between the parties prior to such announcement).

                  10.12 ENTIRE AGREEMENT. This Agreement (including exhibits and schedules), constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior negotiations, understandings, agreements, arrangements and understandings, both oral and written, among the parties hereto with respect to such subject matter.

                  10.13 SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

                  10.14 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party; provided, however, that nothing herein shall prohibit the assignment of the Purchaser's rights to an affiliate of the Purchaser or a collateral assignment by the Purchaser to the lender or lenders providing the financing necessary to consummate the transactions contemplated hereby; provided, the Closing shall not be conditional upon Purchaser obtaining such financing.

                  10.15 SPECIFIC PERFORMANCE. The Selling Parties recognize and agree that the Purchaser shall not have an adequate remedy if the Selling Parties fail to satisfy the provisions of this

Agreement and that damages will not be readily ascertainable, and that the Selling Parties expressly agree that in the event of such failure the Purchaser shall be entitled to seek specific performance of the Selling Parties' obligations hereunder and that the Selling Parties will not oppose an application seeking such specific performance.

         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth in the first paragraph.

                              FIRST MEDICAL CORPORATION

                              By:  /s/ Dennis A. Sokol
                                   ---------------------------------------------
                              Name:  Dennis A. Sokol
                              Title: Chairman


                              FIRST MEDICAL GROUP, INC.


                              By:  /s/ Dennis A. Sokol
                                   ---------------------------------------------
                              Name:  Dennis A. Sokol
                              Title: Chairman


                              CNU ACQUISITION CORPORATION


                              By:  /s/ Charles M. Fernandez
                                   ---------------------------------------------
                              Name:  Charles M. Fernandez
                              Title: Chief Financial Officer


                              SPI MANAGED CARE, INC.


                              By:  /s/ Dennis A. Sokol
                                   ---------------------------------------------
                              Name:  Dennis A. Sokol
                              Title: Chairman


                              SPI MANAGED CARE OF HILLSBOROUGH COUNTY, INC.


                              By:  /s/ Dennis A. Sokol
                                   ---------------------------------------------
                              Name:  Dennis A. Sokol
                              Title: Chairman


                              SPI MANAGED CARE OF BROWARD, INC.


                              By:  /s/ Dennis A. Sokol
                                   ---------------------------------------------
                              Name:  Dennis A. Sokol
                              Title: Chairman


                              BROWARD MANAGED CARE, INC.


                              By:  /s/ Dennis A. Sokol
                                   ---------------------------------------------
                              Name:  Dennis A. Sokol
                              Title: Chairman